John W. Hlywak, Jr. (Investors)          Scott Soifer      (Media)
Senior Vice President & CFO              Vice President, Marketing & Development
IntegraMed America, Inc.                 IntegraMed America, Inc.
(914) 251-4143                           (914) 251-4186
email:  jhlywak@integramed.com           email:  ssoifer@integramed.com
        ----------------------                       ----------------------
Web Address:  http://www.integramed.com
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     INTEGRAMED DECLARES 30% STOCK SPLIT EFFECTED IN THE FORM OF A DIVIDEND

Purchase, NY, May 24, 2005 -- IntegraMed America, Inc. (Nasdaq: INMD), the largest fertility services company in the United States, today announced that on May 23, 2005 the Board of Directors of the Company declared a thirty percent stock split effected in the form of a stock dividend.

The thirty percent stock split effected in the form of a stock dividend will result in shareholders receiving 0.9 additional share of common stock for each three shares owned on June 8, 2005, which was established as the record date for the thirty percent stock split effected in the form of a stock dividend. The payable date for the thirty percent stock split effected in the form of a stock dividend was established as June 22, 2005, with certificates issued pursuant to the thirty percent stock split effected in the form of a stock dividend to be mailed to shareholders on that date. No fractional shares will be issued; fractional share amounts will be rounded to the next whole share.

As of April 26, 2005 the Company had 3,720,438 shares of common stock outstanding. As a result of the thirty percent stock split effected in the form of a stock dividend, after the payment day, the Company will have 4,836,570 shares of common stock outstanding.


About IntegraMed America, Inc.

IntegraMed, based in Purchase, NY offers products and services to patients, providers and payers focused on the $2 billion fertility industry. IntegraMed provides business services to a national network of fertility centers, distributes pharmaceutical products and treatment financing programs directly to consumers and operates http://www.integramed.com, a leading fertility portal.

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Statements contained in this press release that are not based on historical fact, including statements concerning future results, performance, expectations and expansion of IntegraMed America are forward-looking statements that may involve a number of risks and uncertainties. Actual results may differ materially from the statements made as a result of various factors, including, but not limited to, the risks associated with the Company's ability to finance future growth; the loss of significant business service contract(s); profitability at Reproductive Science Centers serviced by IntegraMed America; changes in insurance coverage, government laws and regulations regarding health care or managed care contracting; and other risks, including those identified in the Company's most recent Form 10-K and in other documents filed by the Company with the U.S. Securities and Exchange Commission. All information in this press release is as of May 24, 2005 and IntegraMed undertakes no duty to update this information.

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